EXHIBIT 5

December 5, 2005

Parker-Hannifin Corporation

6035 Parkland Boulevard

Cleveland, Ohio 44124

Re:	Parker Retirement Savings Plan
Goshen Rubber Co., Inc. GRC Employees’ 401(k) Savings Plan

Ladies and Gentlemen:

I have acted as counsel for Parker-Hannifin Corporation, an Ohio corporation (the “Corporation”), in connection with its Parker Retirement Savings Plan and its Goshen Rubber Co., Inc. GRC Employees’ 401(k) Savings Plan (the “Plans”). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereon, I am of the opinion that the Corporation’s Common Shares, $.50 par value (the “Common Shares”), that may be issued and sold pursuant to the Plans will be duly authorized, validly issued, fully paid and nonassessable when issued and sold in accordance with the Plans, provided that the consideration received by the Company is at least equal to the par value of the Common Shares.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 that is being filed by the Corporation with the Securities and Exchange Commission regarding the Plans.

/s/ Thomas A. Piraino, Jr.
Thomas A. Piraino, Jr.
General Counsel